May 6, 1997

Dear Central Maine Power Company 6% Preferred and Dividend Series Preferred
Stockholder:

We have previously sent to you proxy materials for the Annual Meeting of Shareholders of Central Maine Power Company scheduled for May 15, 1997. Your Board of Directors has unanimously recommended that preferred stockholders vote in favor of Proposal 4 which provides for an increase in the existing unsecured Medium-Term Note program from $150 million to $500 million. Approval of Proposal 4 will provide your Company with the additional financing flexibility and market opportunities necessary in a business environment that is transitioning to competition and industry restructuring. Your vote is very important.

Approval of Proposal 4 requires the affirmative vote of a majority of the shares of 6% Preferred Stock and Dividend Series Preferred Stock present or represented at the meeting, voting as a single class.

Your vote is very important no matter how many shares you own. Please sign, date and return your proxy card marked FOR Proposal 4 in the enclosed postage paid envelope today. Thank you for taking the time to consider and vote on this important issue.

Very truly yours,







David T. Flanagan


If you have any questions or need assistance voting your shares, please contact the firm assisting us in the solicitation of proxies:

         Attn:  Paul Schulman
         Corporate Investor Communications, Inc.
         111 Commerce Road, Carlstadt, NJ  07072-2586
         Toll free:       1-800-346-7885
         Collect call:    1-201-896-1900